SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                            __________

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                            __________

            U.  S.  T R U S T   C O R P O R A T I O N
      (Exact name of registrant as specified in its charter)

          New York                                    13-3818952
  (State or other jurisdiction of                  (I.R.S Employer
  incorporation or organization)                 Identification No.)

     114 West 47th Street
      New York, New York                             10036-1532
(Address of Principal Executive Offices)             (Zip Code)

                      1995 STOCK OPTION PLAN
                    OF U.S. TRUST CORPORATION
                     (Full title of the plan)

                       CAROL A. STRICKLAND
                            Secretary
                      U.S. TRUST CORPORATION
                       114 West 47th Street
                  New York, New York  10036-1532
             (Name and address of agent for service)

                          (212) 852-1000
  (Telephone number, including area code, of agent for service)

                             Copy to:
                        Bernard Cedarbaum
                    Carter, Ledyard & Milburn
                          2 Wall Street
                  New York, New York  10005-2072

                 CALCULATION OF REGISTRATION FEE
                                   Proposed     Proposed
                                   maximum      maximum
Title of secu-                     offering     aggregate     Amount of
 rities to be     Amount to be     price per    offering      registra-
 registered        registered      share        price         tion fee

Common Shares,
 par value
 $1 per share      277,400 shares  $41.375<F1>  $11,477,425     $ 3,958
         0000
Common Shares,
 par value
 $1 per share      220,000 shares  $49.65<F1>    10,923,000       3,767

Common Shares,
 par value
 $1 per share      352,600 shares  $47.125<F2>   16,616,275(2)    5,730
                   -------                       ----------       -----

    Totals         850,000 shares     --        $39,016,700     $13,455

Rights to Purchase
 Series A
 Participating
 Cumulative
 Preferred Shares  850,000 rights     --   <F3>     --    <F3>     None

<F1> Calculated pursuant to Rule 457(h) on the basis of the price at which outstanding options under the 1995 Stock Option Plan may be exercised.

<F2> Calculated pursuant to Rule 457(h) and (c) upon the basis of the average of the high and low prices ($48 and $46 1/4) of a Common Share as quoted on the Nasdaq National Market System on October 27, 1995.

<F3> Included in the offering price of the Common Shares being registered hereby. Until the Distribution Date, as defined in the Rights Agreement providing for the Rights to Purchase the Registrant's Series A Participating Cumulative Preferred

                              - 2 -

     Shares (the "Rights"), the Rights will be transferable only with the Common Shares and will be evidenced by the certificates evidencing the Common Shares.


    This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference the following documents into this Registration Statement:

         (a) The Registrant's Registration Statement on Form 10 dated February 9, 1995 (Commission File No. 0-20469), for the registration of the Common Shares pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act").

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995, and June 30, 1995.

         (c) The Registrant's Current Report on Form 8-K bearing cover date of September 1, 1995.

         (d) The description of the Common Shares contained in the abovementioned Registration Statement on Form 10, and any amendments or reports hereafter filed for the purpose of updating such description.

         (e) The description of the Rights contained in the Registrant's Registration Statement on Form 8-A dated September 5, 1995, for the registration of the Rights pursuant to Section 12(g) of the Exchange Act.

         In addition, all documents subsequently filed by the Registrant and the Plan with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indi-cates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.       Indemnification of Directors and Officers.

         Article V of the By-Laws of the Registrant provides as follows:

         "The Corporation shall indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, and whether or not by or in the right of the Corporation or of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, by reason of the fact that such person, his testator or intestate, is or was a director or officer of the Corporation or served any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein; provided that (a) no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (b) no indemnification shall be required in connection with the settlement of any pending or threatened action or proceeding, or any other disposition thereof except a final adjudication, unless the Corporation has consented to such settlement or other disposition and (c) the Corporation shall not be obligated to indemnify any person by reason of the adoption of this Article V if and to the extent such person is entitled to be indemnified under a policy of insurance as such policy would apply in the absence of the adoption of this Article V.

         "Reasonable expenses, including attorneys' fees, incurred in defending any action or proceeding, whether threatened or pending, shall be paid or reimbursed by the Corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the person seeking indemnifica-tion to repay such amount to the Corporation to the extent, if any, such person is ultimately found not to be entitled to indemnification.

         "Notwithstanding any other provision hereof, no repeal of this Article V, or amendment hereof or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such repeal or amendment or other corporate action or agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

         "The Corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys' fees, to the extent permitted by law, but the Corporation's failure to do so shall not in any manner affect or limit the rights provided for by this Article V or otherwise.

         "For purposes of this Article V, the term 'Corporation' shall include any legal successor to the Corporation, includ-ing any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.
    For purposes of this Article V, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes

                              - 6 -
    assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines.

         "The rights granted pursuant to or provided by the foregoing provisions of this Article V shall be in addition to and shall not be exclusive of any other rights to indemnifica-tion and expenses to which any person may otherwise be entitled under any statute, rule, regulation, certificate of incorporation, bylaw, agreement or otherwise."

         Section 721 of the New York Business Corporation Law (the "B.C.L.") provides that no indemnification may be made to or on behalf of any director or officer of the Registrant under Article
V of its By-Laws if "a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled." Article V of the Registrant's By-Laws includes the foregoing statutory language.

         The rights granted under Article V of the By-Laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the B.C.L., a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against "amounts paid in settlement and reasonable expenses, including attorneys' fees," actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (B.C.L.
Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against "judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees," actually or necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful (B.C.L.
Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders (B.C.L. Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (B.C.L. Section 724). Further, any director or officer who is "successful, on the merits or otherwise," in the defense of an action or proceeding is entitled to indemnification as a matter of right (B.C.L. Section 723(a)).

         A New York corporation may generally purchase insurance, consistent with the limitations of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the B.C.L., so long as no final adjudication has established that the directors' or officers' acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (B.C.L. Section 726). The Registrant has purchased insurance covering expenditures by it and its subsidiaries which might arise in connection with the lawful indemnification of directors and officers for certain liabilities and expenses and insurance insuring directors and officers of the Registrant and its subsidiaries against certain other liabilities and expenses.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.       Exhibits.

         See the Exhibit Index on page 15 of this Registration
Statement.

Item 9.       Undertakings.

         (1)  The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registra-tion statement:

              (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effec-tive amendment is contained in periodic reports filed by the Registrant or the Plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registra-tion Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration State-ment.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registra-nt's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registra-tion Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on October 31, 1995.


                        U.S. TRUST CORPORATION



                        By:/S/Richard E. Brinkmann
                            Richard E. Brinkmann,
                             Senior Vice President and Comptroller


                        POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes H. Marshall Schwarz, Jeffrey S. Maurer and Richard E.
Brinkmann, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file with the Securities and Exchange Commission, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange
Commission thereunder, hereby ratifying and confirming the signature of such person as may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 31, 1995, by the following persons in the capacities indicated:

Signature                                Title
---------                                -----


/S/H. Marshall Schwarz            Chairman of the Board and Chief
H. Marshall Schwarz               Executive Officer
                                  (Principal Executive Officer)



/S/John L. Kirby                  Senior Vice President and Treasurer
John L. Kirby                     (Principal Financial  Officer)




/S/Richard E. Brinkmann           Senior Vice President and
Richard E. Brinkmann              Comptroller
                                  (Principal Accounting Officer)



/S/Eleanor Baum                   Director
Eleanor Baum



/S/Samuel C. Butler               Director
Samuel C. Butler



/S/Peter O. Crisp                 Director
Peter O. Crisp



/S/Daniel P. Davison              Director
Daniel P. Davison

Signature                         Title
---------                         -----


/S/Philippe de Montebello         Director
Philippe de Montebello



/S/Paul S. Douglas                Director
Paul W. Douglas



/S/Antonia M. Grumbach            Director
Antonia M. Grumbach



                                  Director
Frederic C. Hamilton



/S/Peter L. Malkin                Director
Peter L. Malkin



/S/Jeffrey S. Maurer              Director
Jeffrey S. Maurer



/S/Orson D. Munn                  Director
Orson D. Munn



/S/Philip L. Smith                Director
Philip L. Smith

Signature                         Title
---------                         -----


/S/John Hoyt Stookey              Director
John Hoyt Stookey



/S/Frederick B. Taylor            Director
Frederick B. Taylor



/S/Richard F. Tucker              Director
Richard F. Tucker



/S/Carroll L. Wainright, Jr.      Director
Carroll L. Wainwright, Jr.



/S/Robert N. Wilson               Director
Robert N. Wilson



/S/Ruth A. Wooden                 Director
Ruth A. Wooden

                          EXHIBIT INDEX


Exhibit No.

 (4)(a)* -    Rights Agreement dated as of September 1, 1995,
              between the Registrant and First Chicago Trust
              Company of New York, as Rights Agent, filed on
              September 5, 1995, as Exhibit 1 to the Registrant's
              Registration Statement on Form 8-A (the "Form 8-A") for the registration under Section 12(g) of the Exchange Act of Rights to Purchase the Registrant's
              Series A Participating Cumulative Preferred Shares.

 (4)(b)* -    Form of Right Certificate (attached as Exhibit A to
              the Rights Agreement listed as Exhibit 1 hereto).

 (4)(c)*      -    Description of the preferences, limitations and
                   relative rights of the Registrant's Series A
                   Participating Cumulative Preferred Shares, as set forth in Article FOURTH, Section 6 of the Registrant's Restated Certificate of Incorporation, filed as Exhibit 3 to the Form 8-A.

 (5)          -    Opinion of Carter, Ledyard & Milburn.

(23)(a)  -    Consent of Coopers & Lybrand L.L.P.

(23)(b)  -    Consent of Carter, Ledyard & Milburn (included in
              Exhibit 5).

(24)          -    Powers of Attorney (included on page 11 of this
                   Registration Statement).


----------------
     *Incorporated herein by reference.

                              E X H I B I T   5

                    CARTER, LEDYARD & MILBURN
                        Counsellors at Law
                          2 Wall Street
                    New York, New York  10005









                                         Telephone: (212) 238-8811

                              October 31, 1995


  Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street, N.W.
  Washington, D.C.  20549

          Re:  U.S. Trust Corporation

  Dear Sirs:

     We have acted as counsel for U.S. Trust Corporation, a New York corporation (the "Corporation"), in connection with the adoption of the 1995 Stock Option Plan of U.S. Trust Corporation (the "Plan"). The Plan provides for the distribution of up to 850,000 shares (the "Shares") of the Corporation's Common Shares, par value $1 per share (the "Common Shares"), and up to 850,000 Rights (the "Rights") to Purchase Series A Participating Cumulative Preferred Shares of the Corporation. The Shares may be either authorized but unissued shares, shares held in treasury or shares purchased by the Corporation in the open market, as provided in Section 3 of the Plan. Each Right will be issued in connection with the issuance of one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evi-dencing, such Share.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that up to 850,000 Shares and Rights which may be issued under the Plan, when issued and paid for in accordance with the terms of the Plan and the options granted thereunder, will be legally issued, and such Shares will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Corporation's Form S-8 Registration Statement relating to the registration of the Shares and Rights under the Securities Act of 1933.

                              Very truly yours,


                              /s/CARTER, LEDYARD & MILBURN





  BC:lrh

                       E X H I B I T   23(a)

                                                  Exhibit 23(a)


               CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference, in this Registration Statement on Form S-8 of U.S. Trust Corporation, formerly New USTC Holdings Corporation ("New U.S. Trust"), pertaining to the 1995 Stock Option Plan of U.S. Trust Corporation, of our report dated February 14, 1995, which includes an explanatory paragraph regarding the adoption of new accounting standards for income taxes and postretirement benefits other than pensions, on our audits of the consolidated financial statements of U.S. Trust Corporation (the former parent of New U.S. Trust) and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in the Quarterly Report on Form 10-Q of New U.S. Trust for the quarter ended June 30, 1995.



                                   Coopers & Lybrand L.L.P.





  New York, New York
  October 30, 1995